Exhibit 99.1

For release:  January 21, 2008

Contact:  Gerald Coggin, Sr. V.P. Investor Relations

Phone:  (615) 890-2020

NHC ACQUIRES 109-BED KNOXVILLE CENTER

Murfreesboro, Tenn. – National HealthCare Corporation (AMEX:  NHC; NHC.PR.A), one of the nation’s leading operators of senior care services, announced today that it has added St. Mary’s Holston Health and Rehabilitation Center in Knoxville, Tennessee as an affiliate effective January 2. NHC purchased the 109-bed skilled nursing and rehabilitation facility from the St. Mary’s Health System for $6.3 million.

This acquisition increases NHC’s operations that are owned and managed in the Knoxville area to over 600 beds in five locations.  The administrator for the new facility, now renamed Holston Health and Rehabilitation Center, is Lance Boyd.  Mr. Boyd has 10 years of experience with NHC and most recently served as NHC’s administrator in Milan, Tennessee.

“NHC has been pleased to provide senior services to the Knoxville area for over 36 years”, Steve Flatt NHC’s Senior Vice President of Development said.  “This additional location allows us to better serve the Holston and east Knoxville area.  We are grateful for the help and cooperation of St. Mary’s Health System and the staff of the center in making this a smooth transition.”

NHC operates for itself and third parties 74 long-term health care centers with 9,262 beds.  NHC also operates 32 homecare programs, six independent living centers and assisted living centers at 22 locations.  NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice and a rehabilitation services company.  Additional information about NHC, including the company’s Form 10-K, annual report and press releases, is available on our website at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHC’s best judgment as of the date of this release.